UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2025

Willis Towers Watson PLC

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.000304635 per share	WTW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On December 15, 2025, Willis North America Inc., a Delaware corporation (the “Issuer”), priced an offering of $700,000,000 aggregate principal amount of the Issuer’s 4.550% Senior Notes due 2031 (the “2031 Notes”) and $300,000,000 aggregate principal amount of the Issuer’s 5.150% Senior Notes due 2036 (the “2036 Notes” and together with the 2031 Notes, the “Notes”). The Notes will be fully and unconditionally guaranteed by Willis Towers Watson Public Limited Company, an Irish public limited company and parent company of the Issuer (without any of its consolidated subsidiaries, the “Parent”), Willis Towers Watson Sub Holdings Unlimited Company, a company organized under the laws of Ireland, and Willis Investment UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited, companies organized under the laws of England and Wales (collectively, the “Guarantors”).

The Notes were sold in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-285459), and a related prospectus and prospectus supplement filed with the Securities and Exchange Commission. We expect the offering to close on December 22, 2025, subject to the satisfaction of customary closing conditions.

The Issuer and the Guarantors entered into an underwriting agreement, dated December 15, 2025 (the “Underwriting Agreement”), with J.P. Morgan Securities LLC, Barclays Capital Inc., PNC Capital Markets LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, in connection with the issuance and sale of the Notes and the related guarantees. In connection with the offering of the Notes, the Parent is filing as Exhibit 1.1 hereto the Underwriting Agreement. Such exhibit is incorporated by reference into the Registration Statement.

We expect the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, to be approximately $990 million. If the previously announced Newfront acquisition closes, we intend to use the net proceeds of the offering, together with other potential funding sources and/or cash on hand, to (i) pay the consideration for the Newfront acquisition and related fees, costs and expenses and (ii) repay $550 million aggregate principal amount of the 4.400% senior notes due 2026 and related accrued interest, which shall result in the repayment in full of the 4.400% senior notes due 2026. If the Newfront acquisition does not close, we intend to use the net proceeds from this offering, together with cash on hand, for the repayment in full of the 4.400% senior notes due 2026 and the redemption of the 2036 Notes pursuant to a special mandatory redemption. Any remaining proceeds from the offering will be used for general corporate purposes. The offering is not contingent upon the closing of the Newfront acquisition.

On December 15, 2025, we issued a press release announcing the pricing of the Notes offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 15, 2025, among Willis North America Inc., as issuer, the guarantors named therein and .P. Morgan Securities LLC, Barclays Capital Inc., PNC Capital Markets LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

99.1	Press release, dated December 15, 2025, announcing the pricing of the Notes offering by Willis North America Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2025	WILLIS TOWERS WATSON PLC

	By:	/s/ Andrew Krasner
	Name:	Andrew Krasner
	Title:	Chief Financial Officer